Exhibit 99.1
Contacts:

Pamela G. Boone	Al Palombo
SYNERGETICS USA, INC.	Cameron Associates
Chief Financial Officer	Investor Relations
(636) 939-5100	(212) 554-5488
investorinfo@synergeticsusa.com	al@cameronassoc.com
SYNERGETICS USA REPORTS FISCAL 2009 THIRD QUARTER RESULTS
Despite Challenging Economic Climate, Company Continues Profitability, Driven by a 20% Increase
in International Sales from Same Quarter Last Year
O’FALLON, MO, June 15, 2009 — Synergetics USA, Inc. (NASDAQ: SURG), a medical device company that designs, manufactures, and markets innovative microsurgical instruments and other devices, today announced its financial results for the third fiscal quarter ended May 4, 2009.
For the third fiscal quarter, the Company realized revenue of $13.2 million compared to $13.5 million in the corresponding fiscal 2008 period. Net income for the fiscal 2009 third quarter was $458,000, or $0.02 per share, as compared to $1.1 million, or $0.05 per share, for the same quarter last year.
For the nine months ended May 4, 2009, the Company realized revenue of $39.1 million, which compares to $35.6 million for the same period last year. Earnings for the period were $1.5 million, or $0.06 per share, essentially equal to the comparable period of fiscal 2008.
Cash and cash equivalents at May 4, 2009, totaled $603,000, an increase of approximately $103,000 as compared to July 31, 2008. The Company had a working capital surplus of approximately $13.4 million at the end of the third fiscal 2009 quarter, compared to a surplus of approximately $12.7 million as of July 31, 2008.
The Company reported a 16.6% reduction in long term liabilities from $10.2 million at the fiscal 2008 year end to $8.5 million at the end of the 2009 third fiscal quarter. Stockholders’ equity as of May 4, 2009 increased to approximately $38.1 million as compared to $36.4 million at the end of fiscal 2008. The Company reports that its borrowing availability was approximately $3.0 million under its various lines of credit as of May 4, 2009.
Third Quarter Fiscal 2009 Background Financial Information:
•	Overall ophthalmic sales grew 2.5% compared to the third quarter of fiscal 2008. Domestic ophthalmic sales decreased 8.1% primarily due to a 37.5% decrease in capital equipment sales. International ophthalmic sales increased by 21.3%, notwithstanding a 14.4% decrease in capital equipment sales.

•	Overall neurosurgical sales grew 6.5% as compared to the three months ended April 30, 2008 driven primarily by increased disposable sales. Domestic neurosurgical sales decreased 4.4% primarily due to a 56.1% decrease in capital equipment sales. International sales increased 18.3%, including a 9.0% increase in capital equipment sales.

•	OEM sales (sales through our marketing partners) during the third fiscal quarter decreased 25.1% compared to the third quarter of last year, primarily due to decreases in capital equipment sales.

These sales were driven by sales to Codman decreasing by 30.7% and sales to Stryker decreasing 10.0% based upon a strong sales comparison in the third quarter of fiscal 2008.

•	Gross profit margin was approximately 56.2% in the third quarter of fiscal 2009, compared to 60.5% for the comparable period in 2008, primarily due to the change in mix toward higher international sales, decreased OEM capital equipment sales and pricing pressure on both ophthalmic and neurosurgical capital equipment.

•	Operating income for the third quarter of fiscal 2009 was $879,000 as compared to operating income of $2.2 million in the comparable 2008 fiscal period. The decrease in operating income was primarily the result of a 2.5% decrease in sales, an increase in the cost of sales of $430,000, and a $463,000 increase in sales and marketing expenses.

•	The Company is focused on its level of inventory which has decreased 2.6% since the quarter ended February 3, 2009. One of the Company’s primary objectives is to reduce its investment in inventory.
Nine Months Ended May 4, 2009 Background Financial Information:
•	Fiscal year to date, the Company reported a 9.7% increase in revenue as compared to the same period last year, notwithstanding a 12.0% decrease in capital equipment sales. This growth was driven primarily by a 16.2% increase in neurosurgery sales, an 8.8% increase in ophthalmology sales and an 8.6% increase in OEM sales.

•	Overall domestic sales for the period increased 3.5% as compared to last year. This was comprised of a 1.4% decrease in domestic ophthalmology and a 7.9% increase in domestic neurosurgery sales. Disposable sales increases in both product lines positively impacted each segment.

•	Overall international sales for the period increased 25.7% as compared to the first nine months of fiscal 2008 with both the ophthalmology and neurosurgery product lines contributing.

•	Gross profit margin was approximately 57.1% for the first nine months of fiscal 2009, compared to 59.3% for the comparable period in 2008, primarily due to the change in mix to higher international sales, pricing pressure on both ophthalmic and neurosurgical capital equipment and additional costs experienced in manufacturing some of the Company’s products.

•	Operating income for the first nine months was $2.9 million as compared to operating income of $3.2 million in the comparable 2008 fiscal period. The decrease was attributable to an increase in the cost of sales of $2.2 million, a $1.3 million increase in sales and marketing expenses and a $353,000 increase in R&D expenses, partially offset by a decrease of $242,000 in G&A expense and a 9.7% increase in sales.

•	Net income for the period was $1.5 million, or $0.06 per basic and diluted share, essentially flat in comparison to the same period last year.
Commenting on the results, David M. Hable, President and Chief Executive Officer of Synergetics USA, Inc., stated, “The results of the quarter reflect the persistent economic stresses felt by our customers during the period. Despite these pressures, we are pleased with our overall year over year performance, which we believe validates our strategic planning and execution particularly on the international sales front. While domestic sales were negatively impacted by a decrease in capital equipment sales, we worked hard to offset this through a focus on increasing disposable sales in both domestic and international markets.”
Hable continued, “Our third quarter was highlighted by our renewed three year agreement with Codman, continuing a 25 year relationship with this organization. We also continued our implementation of cost savings programs, reduced redundancy in our sales and marketing organization, and we made other infrastructure improvements that we expect will continue to make a positive impact on our ongoing operations.”
Conference Call Information:
Synergetics USA, Inc. will host a conference call on Tuesday, June 16, 2009 at 10:30 a.m. Eastern Time. The toll free dial-in number to listen and participate live on this call is (800) 446-2782, confirmation code 24629816. For callers outside the U.S., the number is (847) 413-3235. Participants are encouraged to email questions to investorinfo@synergeticsusa.com. An audio replay will be available the following business day at http://www.synergeticsusa.com.
About Synergetics USA, Inc.
Synergetics USA, Inc. is a medical device company focused on microsurgery. Through continuous improvement and development of our people, our mission is to design, manufacture and market innovative microsurgical instruments, capital equipment, accessories and disposables of the highest quality in order to assist and enable surgeons who perform microsurgery around the world to provide a better quality of life for their patients. The Company’s primary focus is on the microsurgical disciplines of ophthalmology and neurosurgery. Our distribution channels include a combination of direct and independent sales organizations and important strategic alliances with market leaders. The Company’s product lines focus upon precision engineered, microsurgical, hand-held instruments and the delivery of laser energy, ultrasound, electrosurgery, illumination and irrigation, often delivered in multiple combinations.
Forward-Looking Statements
Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important facts that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These facts, risks and uncertainties are discussed in Synergetics’ Annual Report on Form 10-K for the year ended July 31, 2008, as updated from time to time in our filings with the Securities and Exchange Commission.

Balance Sheet and Income Statement
Financial Highlights

	For the three months ended
	May 4, 2009	April 30, 2008	Percentage Change
	(Unaudited, in thousands, except share and per share data)
Net sales	$13,161	$13,500	(2.5%)
Cost of goods sold	5,760	5,330	8.1%
Gross profit	7,401	8,170	(9.4%)
Gross profit margin	56.2%	60.5%	(7.1%)
Selling and marketing expenses	3,557	3,094	15.0%
General and administrative expenses	2,224	2,173	2.3%
Research and development expenses	741	748	(0.9%)
Operating income	879	2,155	(59.2%)
Other expense	(218)	(346)	37.0%
Provision (benefit) for income taxes	203	692	(70.7%)
Net income	$458	$1,117	(59.0%)
Basic income per share	$0.02	$0.05	(60.0%)
Diluted income per share	$0.02	$0.05	(60.0%)
Common shares outstanding:
Basic	24,470,755	24,321,274
Diluted	24,471,258	24,396,183

	For the nine months ended
	May 4, 2009	April 30, 2008	Percentage Change
	(Unaudited, in thousands, except share and per share data)
Net sales	$39,059	$35,606	9.7%
Cost of goods sold	16,737	14,491	15.5%
Gross profit	22,322	21,115	5.7%
Gross profit margin	57.1%	59.3%	(3.7%)
Selling and marketing expenses	10,740	9,421	14.0%
General and administrative expenses	6,385	6,627	(3.7%)
Research and development expenses	2,248	1,895	18.6%
Operating income	2,949	3,172	(7.0%)
Other expense	(620)	(888)	30.2%
Provision for income taxes	820	824	(0.5%)
Net income	$1,509	$1,460	3.4%
Basic income per share	$0.06	$0.06	—
Diluted income per share	$0.06	$0.06	—
Common shares outstanding:
Basic	24,454,483	24,310,211
Diluted	24,492,374	24,441,241

	May 4, 2009	July 31, 2008
	(Unaudited)
Cash and cash equivalents	$603	$500
Accounts receivable, net	8,499	8,593
Inventories	16,329	14,568
Total current assets	26,822	24,549
Total assets	59,965	58,396
Total current liabilities	13,419	11,865
Total long-term liabilities	8,484	10,174
Stockholders’ equity	$38,062	$36,357